EXHIBIT 99.1

CMS Bancorp, Inc. Announces Continued Improvement in Financial Performance for the Quarter and Nine Months Ended June 30, 2009 and Sizable Growth in the Company's Assets

WHITE PLAINS, N.Y., Aug. 11, 2009 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank, announced continued improvements in its financial results for the three month and nine month periods ended June 30, 2009. President and CEO John Ritacco stated that "while we experienced a loss in the quarter ended June 30, 2009, we have continued to see improvement in higher net interest income and better management of our costs." Mr. Ritacco noted that "the results for the quarter included a special FDIC assessment of $110,000 and new direct operating expenses associated with the Mount Kisco branch which totaled $176,000." Commenting on growth, Mr. Ritacco reported "that the Company's assets grew by $37.2 million, or 18.2% since September 30, 2008, primarily related to the growth in retail deposits and, in particular, from the new Mount Kisco Branch Office where retail deposit growth accounted for approximately $20 million." Mr. Ritacco also reported that "the Company settled its only lawsuit during the quarter and that it was not required to make any additional payment beyond its insurance deductible."

The Company's operations improved significantly in the quarter and nine months ended June 30, 2009 as it reported a net loss of $119,000 for the quarter ended June 30, 2009 and a net loss of $105,000 for the nine months ended June 30, 2009, respectively, compared to net losses of $178,000 and $457,000 for the quarter and nine months ended June 30, 2008, respectively. Commenting on the improved results, Mr. Ritacco stated that "the improving trends reflect increases in net interest income, and our focus on adding to non-interest income and controlling non-interest expense." Mr. Ritacco also noted that "the Company continues to see a modest increase in the level of loan delinquencies, primarily due to the high levels of unemployment, but had no non-performing loans." As of June 30, 2009, the allowance for loan losses constituted 0.32% of loans.

Commenting on the Company's recently completed stock repurchase program, Mr. Ritacco stated that "we believe that the repurchase of CMS Bancorp common stock was an attractive use of capital, as part of a broad long-term capital management strategy." Under the stock repurchase plans, 192,362 shares of the Company's common stock were repurchased for $1.7 million, or an average price of $8.63 per share.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             CMS Bancorp, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (Unaudited, In thousands)

                                              June 30,   Sept. 30,
                                                2009       2008
                                              --------   --------
 ASSETS
 ------
 Cash and cash equivalents                    $  9,870   $  5,402
 Securities                                     50,824     10,370
 Loans, net                                    171,514    181,133
 Other assets                                    8,921      7,025
                                              --------   --------
 Total assets                                 $241,129   $203,930
                                              ========   ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Deposits                                     $182,497   $128,757
 Borrowed money                                 34,762     51,381
 Other liabilities                               2,463      2,083
                                              --------   --------
 Total Liabilities                             219,722    182,221
 Stockholders' equity                           21,407     21,709
                                              --------   --------
 Total liabilities and stockholders' equity   $241,129   $203,930
                                              ========   ========

                           CMS Bancorp, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, In thousands, except per share data)

                                Three Months Ended   Nine Months Ended
                                     June 30,             June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------

 Interest income                $ 2,858   $ 2,567   $ 8,547   $ 7,531
 Interest expense                 1,289     1,143     3,767     3,456
                                --------  --------  --------  --------
 Net interest income              1,569     1,424     4,780     4,075
 Provision for loan losses           --        65        30       115
                                --------  --------  --------  --------
 Net interest income after
  provision for loan losses       1,569     1,359     4,750     3,960
 Non-interest income                184        74       356       269
 Non-interest expense             1,918     1,692     5,225     4,851
                                --------  --------  --------  --------
 (Loss) before income taxes        (165)     (259)     (119)     (622)
 Income tax (benefit)               (46)      (81)      (14)     (165)
                                --------  --------  --------  --------
 Net (loss)                     $  (119)  $  (178)  $  (105)  $  (457)
                                ========  ========  ========  ========
 Net (loss) per common share    $ (0.07)  $ (0.10)  $ (0.06)  $ (0.25)
                                ========  ========  ========  ========

CONTACT:  CMS Bancorp, Inc.
          Stephen E. Dowd, Senior Vice President &
           Chief Financial Officer
          (914) 422-2700